UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 29, 2010
Date of Report (Date of earliest event reported)

DENARII RESOURCES INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53389	98-0491567
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

711 S. Carson Street, Ste # 4 Carson City, Nevada	89701
(Address of principal executive offices)	(Zip Code)

949-335-5159
Registrant’s telephone number, including area code

n/a
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1. REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

Effective on September 25, 2009 (the “Effective Date”), Denarii Resources Inc., a Nevada corporation (the “Company”), entered into an agreement for purchase (the “Purchase Agreement”) with Maria Ines Moraga Latapiat (“Latapiat”). In accordance with the terms and provisions of the Purchase Agreement, the Company was to have acquired from Latapiat two coal concessions which Latapiat owned the rights to located in Lota Bay, Chile, approximately 300 miles south of Santiago, Chile (the “Concessions”). The Company was to further issue 10,000,000 shares of its common stock to Latapiat.

After several months of researching the acquisition of the Concessions, the Company has been unable to receive the adequate financial and technical information needed to make an informed decision as to whether to proceed with the acquisition of the Concessions. Latapiat was unable to provide the required documentation as a result of the loss of such information and documentation resulting from the earth quate in Chile on February 27, 2010. Therefore, after considerable due diligence, the Company has determined that it is in the best interests of the Company and its shareholders to rescind the Purchase Agreement and to not further the acquisition of the Concessions. As of the date of this Current Report, the 10,000,000 shares of the Company’s common stock have not been issued to Latapiat.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Business Acquired.

Not applicable.

(b) Pro forma Financial Information.

Not applicable.

(c) Shell Company Transaction.

Not applicable.

(d) Exhibits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENARII RESOURCES INC.

DATE: October 29, 2010	By:	/s/ Dr. Stewart Jackson
Name: Dr. Stewart Jackson Title: President/Chief Executive Office